CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is entered into February 21st, 2003, by and between David C. Bryant ("Consultant") and Composite Technology Corporation ("Company").

RECITALS:

A. The Company is in the business of, among other things, developing and commercializing composite products and manufacturing technology including designing, manufacturing and selling composite reinforced electrical transmission conductors and the equipment to produce same.

B. The Consultant has expertise, including but not limited to, engineering and design of composite building structures and associated equipment.

C. The Company desires to retain Consultant as a consultant to the Company, and Consultant desires to be so retained by the Company, on the terms and conditions set forth herein.

AGREEMENTS:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Consulting Services.

(a) Retention. The Company hereby engages Consultant as an independent contractor to render consulting services to the Company as hereinafter provided, and Consultant hereby accepts such engagement, for the Term (as defined below). Consultant's authority shall be limited to advising the officers of the Company, and Consultant will not have any authority to bind or act on behalf of the Company or any of its Affiliates.

(b) Scope of Services. During the Term, Consultant shall render consulting services to the Company, such services defined herein as Project(s). All Projects shall be set forth in Appendix A to this Agreement. The parties recognize that throughout the term of this Agreement new Projects may be added and existing Projects may be modified consistent with the evolving business objectives of Company. Any Project additions, deletions and/or modifications proposed by the Company shall require agreement by Consultant to become effective, and Consultant agrees to work with the Company in good faith to reach such agreement. If the Company and Consultant are unable to reach agreement on any proposed additions, deletions and/or modifications, the Company shall have the right to terminate this Agreement effective upon 10 days written notice.

(c) Extent of Services. Consultant shall render services within the scope of each Project exclusively for the Company. The timing of the performance of services shall be mutually agreed at the time of each such request. Consultant shall initially report to Bill Arrington, and Company reserves the right to designate one or more additional individuals in this capacity. Company and Consultant agree that Consultant shall work for Company for a minimum of twenty (20) days per month. This time commitment may be modified upon mutual written agreement of the parties.

(d) Duties. Consultant shall diligently perform to the best of its ability all Projects and such other duties as the Company and Consultant shall mutually agree upon. Consultant shall faithfully adhere to, execute, and fulfill all reasonable policies established by the Company and communicated to Consultant. If at any time the Consultant is unable to provide his services, Company shall have the right to terminate this Agreement upon written notice, such termination being based on a material breach of the Agreement by Consultant.

(e) Services to Others Consultant may render services to other clients during the Term to the extent such services do not relate to Projects and do not interfere with the Consultant's duties under this Agreement and subject to the terms and conditions of Section 5. Notwithstanding this right, Consultant's duties pursuant to this Agreement shall be his top priority.

2. Effective Date. The Effective Date of this Agreement shall be February 21, 2003.

3. Compensation.

(a) Service Fee For all services Company shall pay to Consultant the sum of $5,000. per month, payable on the 22nd day of each month for the previous period. The amount of this fee shall be reviewable at any time, however, Company shall be under no obligation to adjust the fee. It is the intent of the parties that this agreement shall be reviewed within 45 days and again by the end of the third monthly period to determine: (i) if both parties desire to continue the relationship; and (ii) what rate of compensation changes should be considered, if any.

4. Reimbursement of Expenses. Consultant shall provide all computer equipment, specialized engineering analysis software, supplies, and other goods or services necessary for it to accomplish Projects, and Company shall have no obligation therefor. Consultant shall be entitled to reimbursement for such other ordinary, necessary and reasonable out-of-pocket trade or business expenses which Consultant incurs in connection with performing his duties under this Agreement, including reasonable travel and meal expenses for out-of-town assignments, if any. The reimbursement of all such expenses shall be made in accordance with the Company's

customary practices and policies (including presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses). Consultant shall not incur any such expenses in excess of $250 without the advance written approval of the Company.

5. Restrictive Covenants.

(a) Definitions. As used in this Section 5, the following terms have the indicated meanings:

(i) Affiliate. "Affiliate" shall mean, with respect to either party hereto, any person or entity which controls such party, which such party controls or which is under common control with such party.

(ii) Business. "Business" shall mean the business of (a) developing Project Technology for electrical conductor and structural applications (b) manufacturing, marketing and selling composite reinforced materials for electrical conductor and structural applications, (c) manufacturing, marketing and selling electrical conductor and structural products incorporating composite materials and/or Project Technology, and (d) any other business falling within the scope of any Projects.

(iii) Company Information. "Company Information" shall mean all information and any other subject matter relating in any manner to the Company including without limitation business information, marketing information, and Project Technology which is not (i) in the public domain and (ii) which has significant economic value to the Company.

(iv) Competing Business. "Competing Business" shall mean any business engaged in the commercialization of composite materials for electrical conductor and structural applications and/or Project Technology.

(v) Copyright Materials. "Copyright Materials" shall mean all original works of authorship fixed in any tangible medium of expression developed pursuant to this Agreement, from which the work can be perceived, reproduced, or otherwise communicated, either directly or with the aid of a machine or device, and which relates or is otherwise applicable to Project Technology, as well as any other subject matter for which copyright protection or its equivalent exists which relates or is otherwise applicable to Project Technology. "Works of authorship" include, without limitation, the following categories: literary works; musical works, including any accompanying words; dramatic works, including accompanying music; pantomimes and choreographic works; pictorial, graphic, and sculptural works; motion pictures and other audiovisual works; sound recordings; architectural works; computer software/programs in source and/or object code; and mask works.

(vi) Project(s). Projects shall have the meaning as set forth in Section 1(b) of this Agreement.

(vii) Project Technology. "Project Technology" shall mean all Technology which relates or is applicable to any and all Projects, whether conceived and/or developed prior or subsequent to the effective date of this Agreement. Project Technology shall exclude Technology conceived and/or developed by Consultant pursuant to valid third-party obligation.

(viii) Patent Rights. "Patent Rights" shall mean all issued patents owned and/or controlled in whole or in part by the Company.

(ix) Proprietary Project Technology. "Proprietary Project Technology" shall mean Project Technology which is not in the public domain.

(x) Technology. "Technology" shall mean all information; concepts; reductions to practice; inventions; formulations/compositions; manufacturing/processing techniques; designs; production, application, and use specifications; technical information; improvements; modifications; and developments. Technology shall include, but is not limited to, know-how; trade secrets; proprietary information; confidential information; information contained within a patent application; information contained within a patent; and any other type of intellectual property right.

(b) Use/Disclosure Restrictions.

(i) Consultant shall: (A) use Company Information for the sole purpose of the performance of its duties hereunder; (B) maintain as confidential all Company Information and not disclose Company Information to any third party without the prior written consent of the Company; (C) maintain as confidential, and not disclose to any third party, any information which pertains to this Agreement and the negotiations pertaining thereto, except for lawyers, accountants and other professional advisors to the Consultant or the Company; and (D) return all materials containing Company Information or derivatives thereof, including all copies thereof, or, in the case of Company Information stored in electronic format, destroy or disable all copies thereof, upon any termination of this Agreement. "Third party" shall not include (i) employees or authorized agents of the Company, or (ii) individuals retained by the Company under Section 1(d).

(ii) Consultant shall not be in violation of clause (i) of this subsection (b) as a result of any disclosure of Company Information if and to the extent that such disclosure is required by law; provided that if Consultant believes that he may be required by law to disclose Company Information,

he shall give the Company prompt notice of that requirement and the Company shall have the right to seek a restraining order to prevent such disclosure, attempt to obtain confidential treatment for the Company Information to be disclosed or take such other action as it deems appropriate to protect Company Information.

(iii) No portion of Company Information shall be deemed to be within the exception of clause (ii) or (iii) of this subsection (b) solely on the basis that more general information of a corresponding nature is within such exception, or on the basis that elements of such portion of Company Information are independently within such exception, or on the basis that individual elements of any combination of such portion of Company Information are independently within such exception in a form which is not substantially similar to the desired combination.

(iv) The obligations of Consultant under clause (i) of this subsection (b) further shall not limit the right of Consultant to use information rightfully received from a third party to the extent rightfully permitted by such third party so long as the third party has no duty of confidentiality to Company regarding such information.

(v) The obligations of Consultant under clause (i) of this subsection (b) with regard to any specific portion of Company Information shall be effective until an exception identified in clause (ii) or (iii) of this subsection (b) applies to such portion of Company Information in question.

(c) Disclosure of Project Technology. Consultant shall disclose to the Company all Project Technology conceived, made, generated, reduced to practice, and/or otherwise developed by and/or on behalf of Consultant pursuant to this Agreement. Consultant shall provide the Company with copies of all written materials prepared by Consultant relating to Project Technology during the period that Consultant is retained by the Company. All disclosures required by this subsection (c) shall be made within a reasonable time after the conception, making, generation, reduction to practice, and/or development of the subject Project Technology.

(d) Assignment. Consultant assigns to the Company all of Consultant's right, title and interest in and relating to the subject matter required to be disclosed under subsection (c) above, including without limitation all ownership of intellectual property rights relating to or incorporating such matter. Consultant acknowledges that the assignment under this subsection (d) occurs automatically and immediately upon the conception, making, generation, reduction to practice, and/or development of the relevant subject matter, and therefore that no further action is required for the Company to acquire title to such subject matter.

However, Consultant remains obligated to take all actions pursuant to subsection (e) below. In addition, any Copyright Materials which relate to or incorporate the subject matter required to be disclosed under subsection (c) shall be considered to be works made for hire. Consultant acknowledges that this assignment includes an assignment of any claim, action, and/or cause of action of any character, nature, or kind, known or unknown, relating to assigned subject matter, including without limitation any claim, action, or cause of action which Consultant may have against any entity or individual relating to such assigned subject matter.

(e) Documentation/Assistance. Consultant shall assist in the preparation of, execute, and deliver to the Company any and all documents and shall take any and all actions deemed reasonably necessary by the Company for the Company to evidence, obtain, maintain, and enforce the Company's entire right, title and interest in and relating to assigned subject matter. All actions undertaken by Consultant under this subsection (e) at the request of the Company shall be at the sole expense of the Company. If such actions are undertaken after the termination or expiration of this Agreement Consultant, in addition to reimbursement of expenses, shall be entitled to a fee of $150.00 per hour.

(f) Challenges. Consultant shall not challenge or otherwise contest the validity and/or enforceability of any Patent Rights obtained by the Company on subject matter required to be assigned by Consultant to the Company. Nothing herein shall prevent Consultant from disputing any determination made by the Company with respect to Section 5(c) or (d).

(g) Use of Consultant Information. Consultant agrees that Company may incorporate Consultant Information in any Product or any process to produce any Product on a non-exclusive, royalty-free basis, whether such Product or process is developed or marketed before or after the termination of this Agreement. Consultant covenants that it shall not bring any action of any kind to restrain such use or to seek damages therefor. As used herein, "Consultant Information" means copyright materials, patent rights, and proprietary information of any kind which is owned or controlled by Consultant. Nothing herein shall be deemed to restrict Consultant's own use of Consultant Information in any matter it sees fit, or to grant to Company any rights to Consultant Information except those expressly set forth above, or to require Consultant to contribute Consultant Information if such contribution would cause Consultant to breach any agreement with any other person. For purposes of this subsection 5(g) the term Company shall also include its customers, licensees and assigns.

(h) Non-Competition. Consultant acknowledges and agrees that (x) through his continuing involvement with the Company, it will both learn and contribute valuable trade secrets and other proprietary information relating to the Business, and (y) the Company would be irreparably damaged if it were to provide services to or otherwise have an economic interest in any person or entity in violation of the restrictions contained in this subsection (h). Accordingly, as an inducement to

the Company to enter into this Agreement, Consultant agrees that Consultant shall not, directly or indirectly, anywhere in the world:

(A) engage or participate in, as a consultant, owner, partner, stockholder, officer, director, member, advisor, consultant, agent, employee or (without limitation by the specific enumeration of the foregoing) otherwise, or permit his or its name to be used by or render services of any type for, any Competing Business or any person or entity developing a Competing Business; provided, however, that nothing in this Agreement shall prevent any such person from acquiring or owning, as a passive investment, up to five percent (5%) of the outstanding voting securities of an entity engaged in a Competing Business which are publicly traded in any recognized national securities market;

(B) take any action to divert from the Company any opportunity which would be within the scope of the Business.

The restrictions contained in this subsection (h) shall continue in effect for the Term of this Agreement.

(i) Injunctive Relief. Consultant agrees that any material and continuing violation of subsections (b), (c), (d) or (h) of this Section 5 would be highly injurious to the Company and would cause irreparable harm to the Company. By reason of the foregoing, Consultant agrees that if it or any of its Affiliates violates or fails to perform any provision of subsections (b), (c), (d) or (h) of this Section 6, the Company shall be entitled, in addition to any other rights and remedies that it may have, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief (without the requirement of proving actual damages or posting of a bond or other security) in order to enforce, or prevent any continuing failure to perform or violation of, the provisions of such subsections. Each such person also recognizes that the territorial, time and scope limitations set forth in subsections (b) and (h) of this Section 5 are reasonable and are properly required for the protection of the Company and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and each such person agree, and each such person submits, to the reduction of any or all of said territorial, time or scope limitations to such a territory, period or scope as said court shall deem reasonable under the circumstances. If such partial enforcement is not possible, the provision shall be deemed severed from this Agreement.

(j) Survival. This Section 5 shall survive the termination of this Agreement except as follows: (A) subsections (c), (d) and (e) shall apply only to Project Technology conceived or otherwise developed prior to the termination of this Agreement and (B) subsection (h) shall cease to apply as and when provided therein.

(k) Non-liability of Consultant. Notwithstanding anything herein to the contrary, Consultant shall have no liability for any breach of this Section 5, or for breach of any agreement incorporating any similar restrictions and conditions, by any other person, except and to the extent that such person is an employee or Affiliate of Consultant.

7. Term and Termination. The Term of this Agreement shall be from the Effective Date through May 21, 2003. This Agreement may be terminated at any time by either party upon material breach of this Agreement by the other party. The non-breaching party shall provide written notice setting forth with particularity the alleged breach, and the breaching party shall have a period of 10 days to cure any such breach. This Agreement may be terminated by either party for any reason upon 10 days' prior written notice to the other party.

8. Representations and Warranties of Consultant. Consultant represents and warrants to the Company that to its knowledge and belief Consultant is not subject to any noncompetition agreement or other agreement, restriction or obligation that would prevent Consultant from performing all of his obligations hereunder.

9. Standard of Care. Consultant agrees that it shall use its best efforts to timely perform the services in a workmanlike manner. However, Consultant shall not be responsible for any failure to timely complete or otherwise to perform services due to circumstances beyond its control. The Company shall timely provide such assistance and cooperation as may be reasonably required in order to enable Consultant to perform its duties under this Agreement.

10. Miscellaneous.

(a) Except as otherwise provided herein, all notices required or permitted by this Agreement shall be in writing and shall be hand-delivered, sent by registered or certified mail, postage prepaid, to the party's address described below or sent by telefax to the party's telefax number described below. If mailed, such notice shall be deemed to be given three (3) days after being deposited in the United States mail so addressed, with postage thereon prepaid. If notice is given by telefax, such notice shall be deemed to be delivered when the telefax is sent to such telefax number and transmission of the telefax is confirmed by the sender's telefax machine. The addresses and telefax numbers of the parties for notice purposes are as follows, (provided that any party may change its address or telefax number for that purpose by notice to the other parties):

If to Consultant:
David C. Bryant
1145 Sailing Way
Laguna, CA 92651

If to the Company:

Composite Technology Corporation
18881 Von Karman Avenue
Suite 1630
Irvine, CA 92612
Facsimile No.: (949) 756-1090

(b) In computing any period of time under this Agreement, the day of the act, event of default from which the designated period of time begins to run shall not be included. "Day" or "days" as used in this Agreement means calendar days. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday in California, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday in California.

(c) This Agreement shall be construed in accordance with and governed by the laws of the State of California without reference to choice of law principles.

(d) This Agreement may be executed in any number of counterparts each of which shall be considered an original.

(e) Consultant shall not assign this Agreement or any rights hereunder without the advance written consent of the Company. Company may assign this Agreement as a part of the business to which this Agreement relates as a whole. The Company may assign this Agreement to any purchaser of all or substantially all of the Company's assets or of 50% or more of the capital stock of the Company (whether by purchase, merger or otherwise).

(f) Failure by any party to enforce any of the provisions hereof for any length of time shall not be deemed a waiver of its rights set forth in this Agreement. Such a waiver may be made only by an instrument in writing signed by the party sought to be charged with the waiver. No waiver of any condition or covenant of this Agreement shall be deemed to imply or constitute a further waiver of the same or any other condition or covenant, and nothing contained in this Agreement shall be construed to be a waiver on the part of the parties of any right or remedy at law or in equity or otherwise.

(g) In the event a party incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party in any court or arbitration proceedings will be entitled to recover such legal expenses, including, without limitation, reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party shall be entitled.

(h) Should any date by which an obligation must be performed or a right must be exercised hereunder fall on a Saturday, Sunday or legal holiday, then such performance or exercise shall be deemed timely if effected on the first business

day following such Saturday, Sunday or legal holiday.

(i) This Agreement may be amended only in a writing signed by the parties hereto.

(j) Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.

(k) The provisions set forth in Section 5(i) shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Composite Technology Corp

By: [signature] Pres & CEO

Consultant:

[signature]

David C. Bryant

Appendix A

Principal Consulting Activities:

Acting as Assistant to the President, consultant will provide such services as are necessary to support the President and/or others within the CTC programs as requested.

Initial activities will involve assisting to establish a data base of information, sources, suppliers, end users, associations and related information necessary for the effective operation of the departments as identified by the President.

Assistance with developing product cost tracking and control systems.

Represent the company at selected meetings, such as Chamber of Commerce or others as identified by the President.

Assist in preparing presentation materials and related documents for submittal in the Company's day to day operations.